Exhibit 99.1
                                  ------------

NEWS FOR IMMEDIATE RELEASE                         CONTACT:  BRIEN M. CHASE, CFO
NOVEMBER 7, 2003                                             (304) 525-1600


                         PREMIER FINANCIAL BANCORP, INC.
                       THIRD QUARTER 2003 RESULTS REFLECT
                    ADDITIONAL LOSSES AT FARMERS DEPOSIT BANK

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $652 million community bank holding company with seven bank subsidiaries announced its financial results for the third quarter of 2003.

Due to additional loan charge-offs at its wholly owned subsidiary Farmers Deposit Bank (the "Bank"), Premier realized a net loss of $4,375,000 or $0.84 per share for the quarter ending September 30, 2003. As a result of a previously announced investigation into the conduct of the Bank's former president by Premier and the Federal Deposit Insurance Corporation ("FDIC"), Premier charged-off over $9.5 million of loans in the third quarter of 2003. The resulting depletion of the allowance for loan losses together with the current analysis of additional risk in the loan portfolio warranted an additional $7.9 million provision for loan losses at the Bank during the third quarter. In addition to the provision for loan losses, $641,000 of interest income reversals and other non-interest expenses including bad check write-offs and loan review expenses were recorded in the third quarter as a result of the investigation. Excluding the transactions related to the Bank investigation (the "Transactions"), Premier would have realized a net profit for the quarter ending September 30, 2003 of approximately $1,262,000. Similarly, Premier's year-to-date results were also negatively impacted by write-offs resulting from the Bank's investigation findings. Year-to-date results total a net loss of $11,918,000 or $2.28 per share. Excluding the Transactions, year-to-date net income would have been $2,073,000.

Due to the impact of the year-to-date charge-offs and other write-offs on the Bank's regulatory capital level, the FDIC recently notified management concerning the Bank's key capital ratios falling within the "undercapitalized" capital category for purposes of prompt corrective action. An "undercapitalized" bank is one that does not meet prescribed minimum capital ratios. FDIC rules require "undercapitalized' banks to file a written capital restoration plan with the FDIC within 45 days of the notice and also restrict "undercapitalized" banks from paying capital distributions or growing the size of the bank without prior written approval from the FDIC. On the Bank's September 30, 2003 call report filed with the FDIC on October 29, 2003, the capital ratios were calculated to be above the prescribed minimum capital ratios which would designate the Bank as "adequately capitalized". Premier continues to work with the FDIC and the Kentucky Department of Financial Institutions on plans to increase the Bank's capital. The Securities and Exchange Commission ("SEC") is also investigating the information disclosed in Premier's June 19 and July 31, 2003 Forms 8-K regarding the Bank and has requested information about Premier's ongoing investigation.

Robert W. Walker, Premier's President and Chief Executive Officer commented, "Premier is cooperating with the FDIC and the SEC. We have taken several steps to restore the health of Farmers Deposit Bank. We have recruited and hired Carroll Yates to be the Bank's new President and CEO. We have also hired a Chief Financial Officer for the Bank. We have reviewed all loan relationships exceeding $25,000. We have hired experienced collectors and retained attorneys. Although progress has been made, the collection process is often lengthy and slow to produce the desired results. We are continuing to review significant credit relationships for collection and future loan deterioration may result in additional loan loss provisions."

Premier's third quarter loss was largely due to its increased provisions for loan losses. Excluding the $7.9 million provision resulting from the Bank investigation, Premier's provision for loan losses totaled $115,000 for the quarter. As a result of the additional provision, the allowance for loan losses at September 30, 2003 was 4.00% of total loans compared to 2.61% of total loans at year-end 2002 and 2.49% of total loans at September 30, 2002.

Net interest income for the quarter ending September 30, 2003 totaled $5.207 million, a 5.4% decrease from the $5.503 million earned in the second quarter of 2003, and a 13.9% decrease from the $6.046 million of net interest income earned in the third quarter of 2002. The decrease was due in part to approximately $441,000 of interest income reversals related to the Bank investigation. The remaining decrease is largely due to a lower volume of loans outstanding at Premier's other bank subsidiaries and lower reinvestment yields on securities. The resulting decline in interest income more than offset the lower interest costs resulting from the decline in market interest rates over the past year and the repayment of certain borrowed funds.

Net overhead for the quarter ending September 30, 2003 totaled $3.966 million, which included $200,000 of expenses resulting from the Bank investigation. This compares to $4.185 million in the second quarter of 2003 and $4.384 million in the third quarter of 2002. Premier has reduced its overhead expenses by reducing staff costs and other real estate owned expenses while increasing revenue from deposit service charges.

Total assets as of September 30, 2003 of $652 million were 3.7% less than the $678 million of total assets at year-end, largely due to the impact of the large provision for loan losses, the planned pay down of $8.6 million of borrowed funds, the non-renewal of some high rate certificates of deposit and a decline in other interest bearing deposit balances. Shareholders' equity of $47.0 million equaled 7.2% of total assets at September 30, 2003. This compares to shareholders' equity of $59.4 million or 8.8% of total assets at December 31, 2002. The decline in shareholders' equity is largely due to the losses incurred at Farmers Deposit Bank.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. This press release also includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures below. More information about those measures is contained in Premier's filings with the SEC.


       Reconciliation of Net Income Before Bank Investigation Transactions
                              to Reported Net Loss

                                                              For the
                                                       Quarter      Nine Months
                                                        Ended          Ended
                                                       Sept 30        Sept 30
Dollars in thousands                                    2003           2003
                                                     ---------      ---------
Net Income before Bank investigation transactions       1,262          2,073
Impact on net income of transactions related to
  Bank investigation
    Interest income reversal                             (441)          (744)
    Additional provision for loan losses               (7,900)       (20,000)
    Additional non-interest expenses                     (200)          (455)
    Income tax benefit                                  2,904          7,208
                                                     ---------      ---------
Reported Net Loss                                      (4,375)       (11,918)
                                                     =========      =========


Following is summary information including financial highlights for Premier as of and for the periods ending September 30, 2003.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

                                    For the                     For the
                                Quarter Ended              Nine Months Ended
                             Sept 30      Sept 30         Sept 30      Sept 30
                              2003         2002            2003         2002
                            --------     --------        --------     --------
Interest Income               8,655       10,925          27,904      33,816
Interest Expense              3,448        4,879          11,213      15,646
  Net Interest Income         5,207        6,046          16,691      18,170
Provision for Loan Losses     8,015        3,094          22,798       7,280
  Net Interest Income
   after Provision           (2,808)       2,952          (6,107)     10,890
Non-Interest Income           1,134          893           3,326       2,576
Non-Interest Expense          5,098        5,276          15,562      16,162
  Net Income (Loss)
   Before Taxes              (6,772)      (1,431)        (18,343)     (2,696)
Income Taxes (Benefits)      (2,397)        (592)         (6,425)     (1,121)
  NET INCOME (LOSS)          (4,375)        (839)        (11,918)     (1,575)
  EARNINGS PER SHARE          (0.84)       (0.16)          (2.28)      (0.30)


                                              Balances as of
                                       September 30     December 31
                                           2003            2002
                                         -------         -------
Cash/Due From Banks/Fed Funds             66,461          47,871
Securities Available for Sale            156,454         157,633
Loans (net)                              377,556         423,777
Other Real Estate Owned                    3,693           3,939
Other Assets                              32,202          28,364
Goodwill                                  16,044          16,044
  TOTAL ASSETS                           652,410         677,628

LIABILITIES
Deposits                                 535,052         547,974
Other Debt                                32,449          38,486
Trust Preferred Certificates              25,750          28,750
Other Liabilities                         12,110           3,052
  TOTAL LIABILITIES                      605,361         618,262
Stockholders' Equity                      47,049          59,366
   TOTAL LIABILITIES &
    STOCKHOLDERS' EQUITY                 652,410         677,628

TOTAL BOOK VALUE PER SHARE                  8.99           11.35

Non-Accrual Loans                         15,467          10,588
Loans 90 Days Past Due
 and Still Accruing                        4,099           1,399